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Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION OF
REFOCUS GROUP, INC.

        Refocus Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

        FIRST:    That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

        Section 1 of Article Six shall be amended to read in its entirety as follows:

          "Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or be under the direction of the Board of Directors, which shall consist of not less than one Director, the exact number of which shall be determined in accordance with the Bylaws of the Corporation. The number of Directors of the Corporation may from time to time be changed in accordance with the Bylaws of the Corporation and the DGCL.

          There shall be three classes of Directors (each, a "Class"), known as Class I, Class II and Class III. The initial Class I, Class II and Class III Directors shall serve as follows: Class I shall expire at the annual meeting of the Stockholders to be held in year 2004, Class II shall expire at the annual meeting of the Stockholders to be held in year 2005, and Class III shall expire at the annual meeting of the Stockholders to be held in year 2006. This annual sequence shall be repeated thereafter. Each Director in a Class shall be eligible for re-election if nominated, and such Director's seat shall be open for election of a Director, at the annual meeting of the Stockholders of the Corporation at which such Class shall expire, to hold office for three years or until his successor is elected or appointed.

          Any additional Directors elected or appointed shall be elected or appointed to such Class as will ensure that the number of Directors in each Class remains as nearly equal as possible, and if all Classes have an equal number of Directors or if one Class has one Director more than the other two Classes, then any additional Directors elected or appointed shall be elected or appointed to the Class that does not have more Directors than any other Class and is subject to election at an ensuing annual meeting of the Stockholders before any other such Class.

          Vacancies due to resignation, death, increases in the number of Directors, or any other cause shall be filled by a majority of the Directors then in office, even if less than quorum (unless there are no Directors, in which case vacancies will be filled by the Stockholders), in accordance with the rule that each Class of Directors shall be as equal in number of Directors as possible. Notwithstanding such rule, in the event of any change in the authorized number of Directors, each Director then continuing to serve as such will nevertheless continue as a Director of the Class of which he or she is a member, until the expiration of his or her current term or his or her earlier death, resignation or removal. If any newly created Directorship or vacancy on the Board of Directors, consistent with the rule that the three Classes shall be as nearly equal in number as possible, may be allocated to one or two or more Classes, then the Board of Directors shall allocate it to that of the available Classes whose term of office is due to expire at the earliest date following such allocation. When the Board of Directors fills a vacancy, the Director chosen to fill the vacancy shall be of the same Class as the Director he or she succeeds and shall hold office until such Director's successor shall have been elected and qualified or until such Director shall resign or shall have been removed. No reduction of the authorized number of Directors shall have the effect of removing any Director prior to the expiration of such Director's term of office.

          Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of the Stockholders, the election, term of office, filling of vacancies and other features of such Directorships shall be governed by the terms of the Certificate of Designations applicable thereto, and such Directors so elected shall not be divided into classes unless expressly provided by such terms. Further, any such Directors elected by one or more classes or series of Preferred Stock may be removed at any time, with or without cause (except as otherwise provided in Section 4 of this Article below), by, and only by, the affirmative vote of the holders of record of a majority of the outstanding shares of such class or series given at a special meeting of such Stockholders called for such purpose."

        SECOND:    That the Certificate of Amendment has been approved by the Corporation pursuant to a resolution of its Board of Directors and duly adopted by the majority of the shares outstanding entitled to vote thereon.

        THIRD:    The Certificate of Amendment was duly adopted in accordance with the provisions of Sections 242 and 222 of Delaware General Corporation Law.

        FOURTH:    That the Certificate of Amendment shall become effective on the date this Certificate of Amendment is duly filed with the Secretary of State of the State of Delaware.

        IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed as of the 3rd day of July 2003.

REFOCUS GROUP, INC.

By:	/s/ MARK A. COX
Name: Mark A. Cox Title: Vice President and Secretary

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  Exhibit 3.1.1
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF REFOCUS GROUP, INC.